Exhibit 99.1

Nutrastar Releases Record Third Quarter 2013 Results

Harbin, China, November 13, 2013-- Nutrastar International Inc. (OTCQB: NUIN; "Nutrastar" or the "Company"), a leading producer and supplier of premium branded consumer products, including commercially cultivated Cordyceps Militaris (“Cordyceps”), health beverages and organic and specialty foods, today announced its financial results for the three and nine months ended September 30, 2013.

Three Months Ended September 30, 2013 Financial Highlights

  Net revenue increased 44.4% to $10.94 million, up from $7.57 million in the three months ended September 30, 2012.

  Gross profit increased 46% to $8.78 million, up from $6.01 million in the comparable third quarter 2012

  Gross margin was 80.3% compared with 79.4% in the third quarter 2012.

  Net income was $5.78 million, up 54.4% from $3.74 million recorded in Q3 2012.

  Basic and diluted EPS were $0.36 and $0.34, respectively, with 15.92 million basic and 17.06 million diluted shares outstanding.

Nine Months Ended September 30, 2013 Financial Highlights

  Net revenue increased 23.5% to $30.22 million, compared to $24.47 million in the nine months ended September 30, 2012.

  Gross profit increased 26.3% to $23.56 million, up from $18.66 million in the comparable 2012 nine month period.

  Gross margin was 78.0%, compared to 76.3% in the first nine months of 2012.

  Net income was $15.16 million, up 30.7% from $11.6 million in the nine months ended September 30, 2012.

  Basic and diluted EPS were $0.94 and $0.89, respectively, with 15.88 million basic and 17.02 million diluted shares outstanding.

Management Commentary

“In the three and nine months ended September 20, 2013, our numbers reflected continued and significant growth in sales, gross profit, and income. Gross margin further improved to 80.3% in the third quarter thanks to our increased capacity as well as an attractive product mix comprised mainly of our high margin commercially cultivated Cordyceps. Cordyceps, functional health beverage and organic specialty food sales specifically were up 48.5%, 39.7% and 5.9%, respectively, in the third quarter of 2013 versus the comparable 2012 quarter. Increases in sales this quarter came from increased capacity as well as company-led marketing initiatives.” stated, Ms. Lianyun Han, CEO of Nutrastar.

Ms. Han continued, “With the production means necessary to expand our market, we are focused on further extending our brand awareness and product offering to better and more comprehensively serve our customers. Prior launched marketing campaigns are working to promote the health benefits of our premium consumer products, especially our on-the-go functional health beverage and instant soluble drink. We also began testing sales of our instant soluble drink at the Bao Feng specialty drug store in Harbin for an initial trial period of up to six months that began this month. Bao Feng is a direct consumer specialty drug store that has approximately 1,000 stores nationwide. Depending on how sales do in the trial store, this may or may not be a channel for us moving forward. On the new product front, we have started developing Cordyceps capsules and tablets, designed to complement our current premium consumer product offering and cater to our everyday customer looking for an on-the-go health supplement similar to other vitamin-type supplements. It’s estimated that the product development process for both capsules and tablets will take approximately 12 – 18 months to complete.”

In closing, Ms. Han stated, “With consumer demand for our premium products remaining strong and persistent, particularly among the wealthier and aging population, we are quite confident in our ability to meet our full year revenue guidance and continue to grow thereafter. We look forward to updating our shareholders and the investment community on our progress in these areas and more in the time ahead.”

Request for Call with Management

Investors are invited to schedule a call with Nutrastar’s management team. For those investors who are interested in speaking with management, please contact American Capital Ventures at +1-305-918-7000 to schedule.

For more information regarding Nutrastar’s financial performance during the quarter ended September 30, 2013, please refer to the Quarterly Report Form 10-Q to be filed with the Securities and Exchange Commission on or about November 13, 2013.

About Nutrastar International Inc.

Nutrastar is a China based leading producer and supplier of premium branded consumer products including commercially cultivated Cordyceps Militaris, functional health beverages as well as specialty and organic foods. Cordyceps Militaris is one of the most highly regarded herbal nutrients in Traditional Chinese Medicine. The Company is headquartered in Harbin, capital of Heilongjiang Province, with 330 employees, including 21 in R&D, and 149 in sales and marketing. The products of Nutrastar are sold throughout China via a sales and distribution network that covers more than 10 provinces. More information may be found at http://www.nutrastarintl.com/ or e-mail: ir@nutrastarintl.com

Make sure you are first to receive timely up-to-date information on Nutrastar. Sign up for Nutrastar's email news alert system today at: http://www.nutrastarintl.com/alerts

Safe Harbor Statement

This news release contains “forward-looking statements” relating to the business of Nutrastar International Inc., its subsidiaries and other affiliate companies. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements that are other than statements of historical facts. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the Company with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, the Company does not assume a duty to update any forward-looking statements to reflect events or circumstances after the date hereof.

For more information, please contact:

Howard Gostfrand
American Capital Ventures
Tel: +1-305-918-7000
Email: info@amcapventures.com

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2013	2012	2013	2012
NET REVENUE	$10,935,950	$7,572,443	$30,221,420	$24,468,889
Cost of goods sold	(2,159,255)	(1,559,180)	(6,662,959)	(5,809,842)
GROSS PROFIT	8,776,695	6,013,263	23,558,461	18,659,047
Selling expenses	(435,920)	(350,426)	(1,340,176)	(1,198,434)
General and administrative expenses	(588,375)	(551,348)	(1,877,642)	(1,880,591)
Income from operations	7,752,400	5,111,489	20,340,643	15,580,022
Other income (expenses):
Interest income	72,633	59,957	235,122	193,839
Foreign exchange differences	21,517	(3,440)	47,974	(14,607)
Change in fair value of warrants	-	(25,915)	173	114,845
Total other income	94,150	30,602	283,269	294,077
Income before income taxes	7,846,550	5,142,091	20,623,912	15,874,099
Provision for income taxes	(2,066,105)	(1,397,501)	(5,465,974)	(4,278,897)
NET INCOME	5,780,445	3,744,590	15,157,938	11,595,202
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	521,176	(199,602)	2,150,468	(486,711)
COMPREHENSIVE INCOME	$6,301,621	$3,544,988	$17,308, 406	$11,108,491
Earnings per share:
Basic	$0.36	$0.24	$0.94	$0.74
Diluted	$0.34	$0.23	$0.89	$0.70
Weighted average number of shares outstanding:
Basic	15,919,261	15,402,196	15,882,507	15,376,476
Diluted	17,060,119	16,532,296	17,018,122	16,515,212

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(AMOUNTS EXPRESSED IN US DOLLARS)

	For the Nine Months Ended
	September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$15,157,938	$11,595,202
Adjustments to reconcile net income to cash provided by operating activities:
Change in fair value of warrants	(173)	(114,845)
Depreciation and amortization	1,101,320	926,272
Share-based compensation expense – employees	142,653	313,262
Share-based compensation expense – non employees	4,767	-
(Increase) decrease in assets:
Accounts receivable	(6,347)	(1,110)
Inventories	(645,094)	(321,613)
Prepayments and other receivables	127,818	109,625
Increase (decrease) in liabilities:
Accounts payable		(6,323)
Other payables and accruals	421,181	277,756
Taxes payable	(489,557)	(737,396)
Net cash provided by operating activities	15,814,506	12,040,830

CASH FLOWS FROM INVESTING ACTIVITIES:
Refund of prepayments for cold studios	-	1,266,424
Purchase of property, plant and equipment	-	(15,903)
Net cash provided by investing activities	-	1,250,521

CASH FLOWS FROM FINANCING ACTIVITIES:
Decrease in restricted cash	-	4,170
Purchase of common stock	-	(69,214)
(Repayment to) advance from related party	(36,106)	82,674
Net cash (used in) provided by financing activities	(36,106)	17,630

Foreign currency translation adjustment	1,855,165	(390,824)

INCREASE IN CASH AND CASH EQUIVALENTS	17,633,565	12,918,157
CASH AND CASH EQUIVALENTS, at the beginning of the period	75,526,533	54,556,329

CASH AND CASH EQUIVALENTS, at the end of the period	$93,160,098	$67,474,486

NON-CASH TRANSACTIONS
Preferred stock and dividend converted into common stock	$-	$995,587
Preferred stock dividend payable	170,601	218,685
Share-based payment to officers and directors under equity incentive plan	142,653	313,262
Share-based payment to non-employees	4,767	-
SUPPLEMENTAL DISCLOSURE INFORMATION
Income taxes paid	$5,605,361	$4,773,432

NUTRASTAR INTERNATIONAL INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(AMOUNTS EXPRESSED IN US DOLLARS)

	September 30,	December 31,
	2013	2012
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$93,160,098	$75,526,533
Accounts receivable	89,737	81,497
Inventories	1,638,953	965,251
Prepayments and other receivables	1,222,077	1,321,726
Total current assets	96,110,865	77,895,007
OTHER ASSETS
Intangible assets, net	1,220,574	1,552,022
Property, plant and equipment, net	15,601,555	15,991,060

Total assets	$112,932,994	$95,438,089

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Other payables and accruals	$1,938,935	$1,481,198
Taxes payable	2,552,924	2,981,136
Due to a related party	159,763	150,036
Preferred stock dividend payable	699,129	528,528
Warrants liabilities	-	173
Total current liabilities	5,350,751	5,141,071
Total liabilities	5,350,751	5,141,071
COMMITMENTS AND CONTINGENCIES (Note 17)
STOCKHOLDERS' EQUITY
Preferred Stock, $0.001 par value, 1,000,000 shares authorized, 113,010 shares issued and outstanding; aggregate liquidation preference amount: $3,164,280 and $3,164,280, plus accrued but unpaid dividend of $699,129 and $528,528, at September 30, 2013 and December 31, 2012, respectively	2,577,324	2,577,324

Common stock, $0.001 par value, 190,000,000 shares authorized, 15,907,381 shares issued; 15,953,826 shares and 15,863,826 shares outstanding at September 30, 2013 and December 31, 2012, respectively	15,998	15,908

Additional paid-in capital	19,176,916	19,029,586
Statutory reserves	4,966,457	4,960,023
Treasury stock, at cost, 43,555 shares as of September 30, 2013 and December 31, 2012	(78,767)	(78,767)
Retained earnings	73,306,835	58,325,932
Accumulated other comprehensive income	7,617,480	5,467,012
Total stockholders' equity	107,582,243	90,297,018

Total liabilities and stockholders' equity	$112,932,994	$95,438,089